Exhibit (a-7)

THE ALGER FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on May 11, 2018, the Declaration of Trust is amended effective August 15, 2018 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger International Growth Fund is hereby amended to be the “Alger International Focus Fund”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 9th day of August, 2018.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	August 9, 2018

Then personally appeared the above, Tina Payne, and acknowledged the foregoing instrument to be her free act and deed before me,

/s/ Rachel I. Aldous
Notary Public
My Commission Expires:

RACHEL I. ALDOUS

Notary Public, State of New York

No. 01AL6362797

Qualified in New York County

Commission Expires Aug. 7, 2021